Exhibit 99.1

Zix Corporation CEO Provides Corporate Update for Q1 2009
Current estimates are that the company should achieve guidance in all areas
DALLAS — April 15, 2009 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today offered a corporate update by its chief executive officer, Rick Spurr.
“ZixCorp had a solid quarter in Q1, achieving all of its guidance, despite tough economic times,” said Spurr. “Preliminary estimates for revenue are that we should meet our guidance of $7.1 to $7.4 million and for adjusted earnings per share (which excludes non-cash stock-based compensation and uses an effective tax rate of less than 1 percent) are that we should meet our guidance of ($0.02) to ($0.01) per share. Given a difficult business environment, achieving these results reflects the solid foundation we have spent the last several years building. I believe we are well-positioned to weather the current economy and ultimately thrive.”
“In its Email Encryption business, ZixCorp recorded $7.4 million in total orders, a strong result driven by solid renewals, and included $1.1 million in new first-year orders,” continued Spurr. “Our renewal rate was 95 percent for the first quarter. The softness in our new sales was driven in large part by the slow economy, as well as competition. Despite the impact of the economy and competition, we remain confident in our subscription model, which is designed to deliver increasing revenues in a predictable manner. As the only email encryption vendor operating completely in a Software as a Service (“SaaS”) model, combined with seamless access to the largest community of protected addresses in the industry, we remain well-positioned for success in this industry.”
About the company’s e-Prescribing business, Spurr said, “Our PocketScript® business achieved the top end of the e-Prescribing deployment guidance for the first quarter with approximately 350 deployments. ZixCorp processed over 2.5 million scripts in the quarter, an increase of over 12 percent compared with Q1 2008. We also released an upgrade to our PocketScript e-Prescribing service, which not only delivered improved functionality to our users but also kept us current with the ever-increasing certification requirements.”
Spurr concluded, “To repeat, the Company had a solid quarter in Q1 and our overall prospects remain healthy.”
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

ZixCorp to Announce First Quarter 2009 Results on April 28
The company’s first quarter 2009 operating results will be released after close of the U.S. financial markets on April 28, 2009. The company will hold a conference call to discuss this information on April 28 at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-614-6207 or toll-free 800-798-2884 and entering access code 15222301. An audio replay of the conference will be available until May 5, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 83271977, and after that date via Webcast on the company’s Web site.
About Zix Corporation
Zix Corporation (ZixCorp®) is the leading provider of hosted email encryption and e-prescribing services. ZixCorp’s email encryption services provide an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payers, doctors, and pharmacies. For more information, visit www.zixcorp.com.
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Many of the foregoing statements by Mr. Spurr are forward-looking statements, not a guarantee of future performance, and involve substantial risks and uncertainties. Actual results may differ materially from those projected in these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the fact that the preliminary financial results included in this press release could be subject to change based on adjustments that are deemed appropriate by the Company during the process of finalizing its quarterly financial statements; the Company’s continued operating losses and its PocketScript e-Prescribing service’s use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new or expand existing sponsorship agreements for its PocketScript e-Prescribing business and the Company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written or value added services for its payor customers from its PocketScript e-Prescription business; the Company’s ability to establish and maintain strategic and OEM relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescription businesses; and the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC.
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ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com